     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 1994


                                                       REGISTRATION NO. 33-52383
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                        CONTAINER CORPORATION OF AMERICA
           (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                             DELAWARE                                                          36-2659288
                 (STATE OR OTHER JURISDICTION OF                                            (I.R.S. EMPLOYER
                  INCORPORATION OR ORGANIZATION)                                         IDENTIFICATION NUMBER)
                     JEFFERSON SMURFIT CENTRE                                                JOHN R. FUNKE
                       8182 MARYLAND AVENUE                                    VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                    ST. LOUIS, MISSOURI 63105                                             8182 MARYLAND AVENUE
                          (314) 746-1100                                               ST. LOUIS, MISSOURI 63105
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA                           (314) 746-1100
      CODE, OF CO-REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                                                                               INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                         JEFFERSON SMURFIT CORPORATION
              (TO BE RENAMED JEFFERSON SMURFIT CORPORATION (U.S.))
           (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                             DELAWARE                                                          36-2931273
                 (STATE OR OTHER JURISDICTION OF                                            (I.R.S. EMPLOYER
                  INCORPORATION OR ORGANIZATION)                                         IDENTIFICATION NUMBER)
                     JEFFERSON SMURFIT CENTRE                                                JOHN R. FUNKE
                       8182 MARYLAND AVENUE                                    VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                    ST. LOUIS, MISSOURI 63105                                             8182 MARYLAND AVENUE
                          (314) 746-1100                                               ST. LOUIS, MISSOURI 63105
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA                           (314) 746-1100
      CODE, OF CO-REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                                                                               INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                        LOU R. KLING, ESQ.                                               JERRY V. ELLIOTT, ESQ.
               SKADDEN, ARPS, SLATE, MEAGHER & FLOM                                       SHEARMAN & STERLING
                         919 THIRD AVENUE                                                 599 LEXINGTON AVENUE
                     NEW YORK, NEW YORK 10022                                           NEW YORK, NEW YORK 10022
                          (212) 735-3000                                                     (212) 848-4000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933 check the following box. [x]

     If either of the co-registrants elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to
Item 11(a)(1) of this Form, check the following box. [ ]
                            ------------------------

     THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

                                EXPLANATORY NOTE

     This Registration Statement contains a Prospectus relating to the offering by Container Corporation of America (the 'Debt Offerings') of its % Series
A  Senior  Notes due  2004  and its          % Series  B  Senior Notes  due 2002
(collectively, the 'Senior Notes'), guaranteed on a senior basis by Jefferson Smurfit Corporation, together with separate Prospectus pages relating to certain market-making transactions in the Senior Notes. The complete Prospectus for the Debt Offerings follows immediately after this Explanatory Note. Following such Prospectus are certain pages of the Prospectus relating to the market-making transactions (each labeled 'Alternate'), which include an alternate cover page, alternate pages 2 and 3, a new paragraph captioned 'Trading Market for the Senior Notes' to be inserted in the section captioned 'Risk Factors', in lieu of the paragraph captioned 'Absence of Public Market', a section entitled
'Market-Making Activities of MS&Co.' to be inserted in lieu of the 'The Underwriter' section and an alternate 'Legal Matters' section. All other sections of the Prospectus for the initial sale of the Senior Notes other than the section entitled 'Use of Proceeds' (including in the Summary) are to be used in the Prospectus relating to the market-making transactions.

     Prior to the date on which this Registration Statement is declared effective by the Securities and Exchange Commission, one of the Co-Registrants, Jefferson Smurfit Corporation, intends to change its name to 'Jefferson Smurfit Corporation (U.S.)' and its parent, SIBV/MS Holdings, Inc., intends to change its name to 'Jefferson Smurfit Corporation'. All references in the Prospectus to the 'Company' refer to the corporation currently named Jefferson Smurfit Corporation and, when the context requires, its consolidated subsidiaries, including CCA; all references in the Prospectus to 'Holdings' refer to the corporation currently named SIBV/MS Holdings, Inc.

                        CONTAINER CORPORATION OF AMERICA
                      JEFFERSON SMURFIT CORPORATION (U.S.)
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                        FORM S-2 PART I ITEM                                 PROSPECTUS LOCATION OR CAPTION
- ---------------------------------------------------------------------  ------------------------------------------
  1.  Forepart of the Registration Statement and Outside Front Cover
        Page of Prospectus...........................................  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages of Prospectus........  Inside Front Cover Page; Additional
                                                                         Information
  3.  Summary Information, Risk Factors and Ratio of Earnings to
        Fixed Charges................................................  Prospectus Summary; Risk Factors; Selected
                                                                         Historical Financial Data; Pro Forma
                                                                         Financial Data
  4.  Use of Proceeds................................................  Recapitalization Plan; Use of Proceeds
  5.  Determination of Offering Price................................  *
  6.  Dilution.......................................................  *
  7.  Selling Security Holders.......................................  *
  8.  Plan of Distribution...........................................  Cover Page; The Underwriter
  9.  Description of Securities to be Registered.....................  Prospectus Summary; Description of the
                                                                         Senior Notes
 10.  Interests of Named Experts and Counsel.........................  Legal Matters; Experts
 11.  Information with Respect to the Co-Registrants.................  Outside Front Cover Page; Prospectus
                                                                         Summary; Risk Factors; Recapitalization
                                                                         Plan; Use of Proceeds; Capitalization;
                                                                         Selected Historical Financial Data; Pro
                                                                         Forma Financial Data; Management's
                                                                         Discussion and Analysis of Results of
                                                                         Operations and Financial Condition;
                                                                         Business; Management; Security Ownership
                                                                         of Certain Beneficial Owners; Certain
                                                                         Transactions; Description of Certain
                                                                         Indebtedness; Description of the Senior
                                                                         Notes; Index to Financial Statements
 12.  Incorporation of Certain Information by Reference..............  Incorporation of Certain Documents by
                                                                         Reference; Additional Information
 13.  Disclosure of Commission Position on Indemnification for
        Securities Act Liabilities...................................  *

- ------------

*  Not applicable.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all fees and expenses payable by CCA in connection with the offering of the securities being registered hereby, other than underwriting discounts and commissions. All of such expenses, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fees, are estimated.

                                              EXPENSES                                                   AMOUNT
- ----------------------------------------------------------------------------------------------------   ----------
Securities and Exchange Commission registration fee.................................................   $  206,897
National Association of Securities Dealers, Inc. filing fee.........................................       30,500
Blue Sky fees and expenses..........................................................................       20,000
Printing and engraving expenses.....................................................................
Legal fees and expenses.............................................................................
Accounting fees and expenses........................................................................
Miscellaneous.......................................................................................
                                                                                                       ----------
          Total.....................................................................................   $
                                                                                                       ----------
                                                                                                       ----------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The By-Laws of the Co-Registrants provide, and following the consummation of the Offerings will continue to provide, the Co-Registrants with the authority to indemnify their directors, officers, employees and agents to the full extent allowed by Delaware law. It is anticipated that Holdings will enter into indemnification agreements with each of its directors which will provide such persons, in their capacities (among others) as directors and/or officers of Holdings, the Co-Registrants and each of their respective subsidiaries, with indemnification, and advancements for expenses, in connection with certain events, whether occurring before or after the consummation of the Offerings. In addition, Holdings maintains, and following the consummation of the Offerings will continue to maintain, an insurance policy which provides directors and officers of the Co-Registrants with coverage in connection with certain events, whether occurring before or after the consummation of the Offerings. In addition, the Co-Registrants have indemnified SIBV and MSLEF II and certain related parties with respect to matters relating to their business, pursuant to an organization agreement among such parties.

     See  Item  17   for  the  Co-Registrants'   undertaking  with  respect   to
indemnification.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.


          1.1         Form of Underwriting Agreement.
          2.1         Agreements,  dated April 4, 1994, between CCA and A.G. Edwards & Sons, Inc., the qualified independent underwriter.
          3.1*        Form of Restated Certificate of Incorporation of JSC.
          3.2*        Form of Restated Certificate of Incorporation of CCA.
          3.3         Form of By-laws of JSC.
          3.4         Form of By-laws of CCA.
          4.1         Form of Indenture for the Series A Senior Notes (incorporated by reference to Exhibit  4.2 to Holdings' Registration Statement on Form S-1 (File No. 33-75520)).
          4.2         Form  of Indenture for the Series B Senior Notes (incorporated by reference to Exhibit 4.3 to Holdings' Registration Statement on Form S-1 (File No. 33-75520)).
          4.3         Indenture for  the 1993  Notes (incorporated  by  reference to  Exhibit 4.4  to  Holdings'
                      Registration Statement on Form S-1 (File No. 33-75520)).

          4.4         First  Supplemental Indenture  to the  1993 Note  Indenture (incorporated  by reference to
                      Exhibit 4.5 to Holdings' Registration Statement on Form S-1 (File No. 33-75520)).
          4.5         Indenture for the Senior Subordinated Notes  (incorporated by reference to Exhibit 4.6  to
                      Holdings' Registration Statement on Form S-1 (File No. 33-75520)).
          4.6         Indenture  for the  Subordinated Debentures (incorporated  by reference to  Exhibit 4.7 to
                      Holdings' Registration Statement on Form S-1 (File No. 33-75520)).
          4.7         Indenture for the Junior Accrual Debentures (incorporated by reference to Exhibit 4.8 to
                      Holdings' Registration Statement on Form S-1 (File No. 33-75520)).
          5.1*        Opinion of Skadden, Arps, Slate, Meagher & Flom.
         10.1         Second Amended and Restated Organization Agreement, as of August 26, 1992, among JSC, CCA,
                      MSLEF II, Inc., SIBV, Holdings and MSLEF II (incorporated by reference to Exhibit  10.1(d)
                      to JSC's quarterly report on Form 10-Q for the quarter ended September 30, 1992).
         10.2         Form of Stockholders Agreement among Holdings, SIBV, MSLEF II and certain related entities
                      (incorporated by reference to Exhibit 10.2 to Holdings' Registration Statement on Form S-1
                      (File No. 33-75520)).
         10.3         Form  of Registration Rights Agreement among Holdings,  MSLEF II and SIBV (incorporated by reference to  Exhibit 10.3  to Holdings'  Registration  Statement on  Form S-1  (File  No.
                      33-75520)).
         10.4         Form  of Stock Subscription Agreement  among Holdings, JSC, CCA  and SIBV (incorporated by reference to  Exhibit 10.4  to Holdings'  Registration  Statement on  Form S-1  (File  No.
                      33-75520)).
         10.5(a)      Shareholders  Agreement,  dated as  of February  21,  1986, between  JSC and  Times Mirror
                      (incorporated by reference  to Exhibit  4.2 to  JSC's Current  Report on  Form 8-K,  dated
                      February 21, 1986).
         10.5(b)      Amendment  No.  1 to  the  Shareholders Agreement  (incorporated  by reference  to Exhibit
                      10.5(b) to Holdings' Registration Statement on Form S-1 (File No. 33-75520)).
         10.6(a)      Restated Newsprint Agreement,  dated January 1,  1990, by  and between SNC  and The  Times
                      Mirror  Company (incorporated by reference to Exhibit 10.39 to JSC's Annual Report on Form
                      10-K for the  fiscal year ended  December 31, 1990).  Portions of this  exhibit have  been excluded pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
         10.6(b)      Amendment  No. 1 to the Restated Newsprint Agreement (incorporated by reference to Exhibit
                      10.6(b) to Holdings' Registration Statement on Form S-1 (File No. 33-75520)).
         10.7         Operating Agreement,  dated  as  of  April  30, 1992,  by  and  between  CCA  and  Smurfit
                      Paperboard,  Inc. (incorporated by reference to Exhibit 10.42 to JSC's quarterly report on
                      Form 10-Q for the quarter ended March 31, 1992).
         10.8(a)      Financial Advisory Services Agreement, dated September 12, 1989, among MS&Co., the Company and SIBV (incorporated by reference to Exhibit 10.8(a) to JSC/CCA's Registration Statement
                      on Form S-1 (File No. 33-31212)).
         10.8(b)      Financial Advisory  Services Agreement  Amendment, dated  as of  October 19,  1989,  among
                      MS&Co.,  the Company and SIBV  (incorporated by reference to  Exhibit 10.8(b) to JSC/CCA's
                      Registration Statement on Form S-1 (File No. 33-31212)).
         10.9         Deferred Compensation Agreement, dated January 1,  1979, between JSC and James B.  Malloy, as  amended and effective November 10, 1983 (incorporated by reference to Exhibit 10(m) to
                      JSC's Registration Statement on Form S-1 (File No. 2-86554)).
         10.10(a)     JSC Deferred Compensation Capital Enhancement  Plan (incorporated by reference to  Exhibit
                      10(r) to JSC's quarterly report on Form 10-Q for the quarter ended September 30, 1985).
         10.10(b)     Amendment  No. 1  to the Deferred  Compensation Capital Enhancement  Plan (incorporated by reference to Exhibit 10.37  to JSC/CCA's Annual  Report on Form 10-K  for the fiscal  year ended December 31, 1989).

         10.11        Letter  Agreement, dated November 24, 1982, between  C. Larry Bradford and Alton Packaging
                      Corporation, as amended  and effective  November 10,  1983 (incorporated  by reference  to
                      Exhibit 10(g) to JSC's Registration Statement on Form S-1 (File No. 2-86554)).
         10.12        Form  of  Agreement  for  Indemnification  of  Directors  and  Officers  of  JSC  and  CCA
                      (incorporated by reference to Exhibit  10(v) to JSC's Annual Report  on Form 10-K for  the
                      fiscal year ended December 31, 1986).
         10.13(a)     JSC  Deferred Director's Fee Plan (incorporated by reference to Exhibit 10.33 to JSC/CCA's
                      Annual Report on Form 10-K for the fiscal year ended December 31, 1989).
         10.13(b)     Amendment No. 1 to JSC Deferred Director's Fee Plan (incorporated by reference to  Exhibit
                      10.34  to JSC/CCA's  Annual Report  on Form 10-K  for the  fiscal year  ended December 31,
                      1989).
         10.14        Jefferson Smurfit Corporation Management Incentive Plan 1994 (incorporated by reference to
                      Exhibit 10.14 to Holdings' Registration Statement on Form S-1 (File No. 33-75520)).
         10.15        Jefferson Smurfit  Corporation  (U.S.)  1994 Long-Term  Incentive  Plan  (incorporated  by reference  to Exhibit  10.13 to  Holdings' Registration  Statement on  Form S-1  (File No.
                      33-75520)).
         10.16        Rights Agreement, dated  as of April  30, 1992,  among CCA, Smurfit  Paperboard, Inc.  and
                      Bankers  Trust Company, as collateral trustee  (incorporated by reference to Exhibit 10.43 to JSC's quarterly report on Form 10-Q for the quarter ended March 31, 1992).
         10.17(a)     1992 SIBV/MS Holdings, Inc. Stock Option Plan (incorporated by reference to Exhibit  10.48 to JSC's quarterly report on Form 10-Q for the quarter ended September 30, 1992).
         10.17(b)     Amendment  No.  1  to 1992  SIBV/MS  Holdings,  Inc. Stock  Option  Plan  (incorporated by reference to Exhibit 10.16(b)  to Holdings' Registration Statement  on Form S-1 (File  No.
                      33-75520)).
         10.18        Amended and Restated Commitment Letter, dated February 10, 1994, among JSC, CCA, Chemical,
                      Bankers  Trust, CSI  and BTSC  (incorporated by  reference to  Exhibit 10.17  to Holdings'
                      Registration Statement on Form S-1 (File No. 33-75520)).
         10.19        Form of Credit Agreement, among  JSC, CCA and the  banks parties thereto (incorporated  by reference  to Exhibit  10.18 to  Holdings' Registration  Statement on  Form S-1  (File No.
                      33-75520)).
         12.1*        Calculation of Historical Ratios of Earnings to Fixed Charges.
         23.1*        Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 5.1).
         23.2*        Consent of Ernst & Young.
         24.1*        Powers of Attorney.
         25.1*        Statement on Form T-1 of the eligibility of NationsBank of Georgia, National  Association,
                      as  Trustee  under  the Series  A  Senior Note  Indenture  and  the Series  B  Senior Note
                      Indenture.



     (b) ** Financial Statement Schedules:



        Schedule II*:     Amounts Receivable From  Related Parties and  Underwriters, Promoters and  Employees
                            Other than Related Parties
        Schedule V*:      Property, Plant and Equipment
        Schedule VI*:     Accumulated   Depreciation,  Depletion  and  Amortization  of  Property,  Plant  and
                            Equipment
        Schedule VIII*:   Valuation and Qualifying Accounts
        Schedule X*:      Supplementary Income Statement Information


*  Previously filed.


** All other schedules specified under Regulation S-X for the Registrant have been omitted because they are either not applicable, not required or because the information required is included in the Financial Statements of the Registrant or notes thereto.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 ('Securities Act') may be permitted to directors, officers and controlling persons of the Co-Registrants pursuant to the foregoing provisions, or otherwise, the Co-Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Co-Registrants of expenses incurred or paid by a director, officer or controlling person of the Co-Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Co-Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Co-Registrants hereby undertake:

          (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Co-Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (d) If the Co-Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on April 25, 1994.


                                          CONTAINER CORPORATION OF AMERICA

                                          By          /s/ JOHN R. FUNKE
                                             ...................................
                                                       John R. Funke
                                                     Vice President and
                                                  Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                       TITLE                               DATE
- ------------------------------------------  ----------------------------------------------   ------------------



                    *                       Director, Chairman of the Board
 .........................................
           MICHAEL W.J. SMURFIT
                    *                       Director, President and Chief Executive
 .........................................  Officer (Principal Executive Officer)
             JAMES E. TERRILL
            /s/ JOHN R. FUNKE               Vice President and Chief Financial Officer           April 25, 1994
 .........................................  (Principal Financial and
              JOHN R. FUNKE                 Accounting Officer)
                    *                       Director
 .........................................
             HOWARD E. KILROY
                    *                       Director
 .........................................
            DONALD P. BRENNAN
                    *                       Director
 .........................................
             ALAN E. GOLDBERG
                    *                       Director
 .........................................
             DAVID R. RAMSAY



                                          *By          /s/ JOHN R. FUNKE
                                              ..................................
                                                        JOHN R. FUNKE
                                                      ATTORNEY-IN-FACT
                                                       APRIL 25, 1994

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on April 25, 1994.


                                          JEFFERSON SMURFIT CORPORATION

                                          By          /s/ JOHN R. FUNKE
                                             ...................................
                                                       John R. Funke
                                                     Vice President and
                                                  Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                       TITLE                               DATE
- ------------------------------------------  ----------------------------------------------   ------------------



                    *                       Director, Chairman of the Board
 .........................................
           MICHAEL W.J. SMURFIT
                    *                       Director, President and Chief Executive
 .........................................  Officer (Principal Executive Officer)
             JAMES E. TERRILL
            /s/ JOHN R. FUNKE               Vice President and Chief Financial Officer           April 25, 1994
 .........................................  (Principal Financial and
              JOHN R. FUNKE                 Accounting Officer)
                    *                       Director
 .........................................
             HOWARD E. KILROY
                    *                       Director
 .........................................
            DONALD P. BRENNAN
                    *                       Director
 .........................................
             ALAN E. GOLDBERG
                    *                       Director
 .........................................
             DAVID R. RAMSAY



                                          *By          /s/ JOHN R. FUNKE
                                              ..................................
                                                        JOHN R. FUNKE
                                                      ATTORNEY-IN-FACT
                                                       APRIL 25, 1994


                                      II-6
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                                 EXHIBIT INDEX

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
     EXHIBIT
       NO.                                            DESCRIPTION                                           PAGE
    ---------  ------------------------------------------------------------------------------------------   ----

     1.1       Form of Underwriting Agreement.
     2.1       Agreements,  dated April 4, 1994, between CCA and A.G. Edwards & Sons, Inc., the qualified independent underwriter.
     3.1*      Form of Restated Certificate of Incorporation of JSC.
     3.2*      Form of Restated Certificate of Incorporation of CCA.
     3.3       Form of By-laws of JSC.
     3.4       Form of By-laws of CCA.
     4.1       Form of Indenture for the Series A Senior Notes (incorporated by reference to Exhibit  4.2 to Holdings' Registration Statement on Form S-1 (File No. 33-75520)).
     4.2       Form  of Indenture for the Series B Senior Notes (incorporated by reference to Exhibit 4.3 to Holdings' Registration Statement on Form S-1 (File No. 33-75520)).
     4.3       Indenture for  the 1993  Notes (incorporated  by  reference to  Exhibit 4.4  to  Holdings'
               Registration Statement on Form S-1 (File No. 33-75520)).
     4.4       First  Supplemental Indenture  to the  1993 Note  Indenture (incorporated  by reference to
               Exhibit 4.5 to Holdings' Registration Statement on Form S-1 (File No. 33-75520)).
     4.5       Indenture for the Senior Subordinated Notes  (incorporated by reference to Exhibit 4.6  to
               Holdings' Registration Statement on Form S-1 (File No. 33-75520)).
     4.6       Indenture  for the  Subordinated Debentures (incorporated  by reference to  Exhibit 4.7 to
               Holdings' Registration Statement on Form S-1 (File No. 33-75520)).
     4.7       Indenture for the Junior Accrual Debentures (incorporated by reference to Exhibit 4.8 to
               Holdings' Registration Statement on Form S-1 (File No. 33-75520)).
     5.1*      Opinion of Skadden, Arps, Slate, Meagher & Flom.
    10.1       Second Amended and Restated Organization Agreement, as of August 26, 1992, among JSC, CCA,
               MSLEF II, Inc., SIBV, Holdings and MSLEF II (incorporated by reference to Exhibit  10.1(d)
               to JSC's quarterly report on Form 10-Q for the quarter ended September 30, 1992).
    10.2       Form of Stockholders Agreement among Holdings, SIBV, MSLEF II and certain related entities
               (incorporated by reference to Exhibit 10.2 to Holdings' Registration Statement on Form S-1
               (File No. 33-75520)).
    10.3       Form  of Registration Rights Agreement among Holdings,  MSLEF II and SIBV (incorporated by reference to  Exhibit 10.3  to Holdings'  Registration  Statement on  Form S-1  (File  No.
               33-75520)).
    10.4       Form  of Stock Subscription Agreement  among Holdings, JSC, CCA  and SIBV (incorporated by reference to  Exhibit 10.4  to Holdings'  Registration  Statement on  Form S-1  (File  No.
               33-75520)).
    10.5(a)    Shareholders  Agreement,  dated as  of February  21,  1986, between  JSC and  Times Mirror
               (incorporated by reference  to Exhibit  4.2 to  JSC's Current  Report on  Form 8-K,  dated
               February 21, 1986).
    10.5(b)    Amendment  No.  1 to  the  Shareholders Agreement  (incorporated  by reference  to Exhibit
               10.5(b) to Holdings' Registration Statement on Form S-1 (File No. 33-75520)).
    10.6(a)    Restated Newsprint Agreement,  dated January 1,  1990, by  and between SNC  and The  Times
               Mirror  Company (incorporated by reference to Exhibit 10.39 to JSC's Annual Report on Form
               10-K for the  fiscal year ended  December 31, 1990).  Portions of this  exhibit have  been excluded pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
    10.6(b)    Amendment  No. 1 to the Restated Newsprint Agreement (incorporated by reference to Exhibit
               10.6(b) to Holdings' Registration Statement on Form S-1 (File No. 33-75520)).
    10.7       Operating Agreement,  dated  as  of  April  30, 1992,  by  and  between  CCA  and  Smurfit
               Paperboard,  Inc. (incorporated by reference to Exhibit 10.42 to JSC's quarterly report on
               Form 10-Q for the quarter ended March 31, 1992).

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       NO.                                            DESCRIPTION                                           PAGE
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
    10.8(a)    Financial Advisory Services Agreement, dated September 12, 1989, among MS&Co., the Company and SIBV (incorporated by reference to Exhibit 10.8(a) to JSC/CCA's Registration Statement
               on Form S-1 (File No. 33-31212)).
    10.8(b)    Financial Advisory  Services Agreement  Amendment, dated  as of  October 19,  1989,  among
               MS&Co.,  the Company and SIBV  (incorporated by reference to  Exhibit 10.8(b) to JSC/CCA's
               Registration Statement on Form S-1 (File No. 33-31212)).
    10.9       Deferred Compensation Agreement, dated January 1,  1979, between JSC and James B.  Malloy, as  amended and effective November 10, 1983 (incorporated by reference to Exhibit 10(m) to
               JSC's Registration Statement on Form S-1 (File No. 2-86554)).
    10.10(a)   JSC Deferred Compensation Capital Enhancement  Plan (incorporated by reference to  Exhibit
               10(r) to JSC's quarterly report on Form 10-Q for the quarter ended September 30, 1985).
    10.10(b)   Amendment  No. 1  to the Deferred  Compensation Capital Enhancement  Plan (incorporated by reference to Exhibit 10.37  to JSC/CCA's Annual  Report on Form 10-K  for the fiscal  year ended December 31, 1989).
    10.11      Letter  Agreement, dated November 24, 1982, between  C. Larry Bradford and Alton Packaging
               Corporation, as amended  and effective  November 10,  1983 (incorporated  by reference  to
               Exhibit 10(g) to JSC's Registration Statement on Form S-1 (File No. 2-86554)).
    10.12      Form  of  Agreement  for  Indemnification  of  Directors  and  Officers  of  JSC  and  CCA
               (incorporated by reference to Exhibit  10(v) to JSC's Annual Report  on Form 10-K for  the
               fiscal year ended December 31, 1986).
    10.13(a)   JSC  Deferred Director's Fee Plan (incorporated by reference to Exhibit 10.33 to JSC/CCA's
               Annual Report on Form 10-K for the fiscal year ended December 31, 1989).
    10.13(b)   Amendment No. 1 to JSC Deferred Director's Fee Plan (incorporated by reference to  Exhibit
               10.34  to JSC/CCA's  Annual Report  on Form 10-K  for the  fiscal year  ended December 31,
               1989).
    10.14      Jefferson Smurfit Corporation Management Incentive Plan 1994 (incorporated by reference to
               Exhibit 10.14 to Holdings' Registration Statement on Form S-1 (File No. 33-75520)).
    10.15      Jefferson Smurfit  Corporation  (U.S.)  1994 Long-Term  Incentive  Plan  (incorporated  by reference  to Exhibit  10.13 to  Holdings' Registration  Statement on  Form S-1  (File No.
               33-75520)).
    10.16      Rights Agreement, dated  as of April  30, 1992,  among CCA, Smurfit  Paperboard, Inc.  and
               Bankers  Trust Company, as collateral trustee  (incorporated by reference to Exhibit 10.43 to JSC's quarterly report on Form 10-Q for the quarter ended March 31, 1992).
    10.17(a)   1992 SIBV/MS Holdings, Inc. Stock Option Plan (incorporated by reference to Exhibit  10.48 to JSC's quarterly report on Form 10-Q for the quarter ended September 30, 1992).
    10.17(b)   Amendment  No.  1  to 1992  SIBV/MS  Holdings,  Inc. Stock  Option  Plan  (incorporated by reference to Exhibit 10.16(b)  to Holdings' Registration Statement  on Form S-1 (File  No.
               33-75520)).
    10.18      Amended and Restated Commitment Letter, dated February 10, 1994, among JSC, CCA, Chemical,
               Bankers  Trust, CSI  and BTSC  (incorporated by  reference to  Exhibit 10.17  to Holdings'
               Registration Statement on Form S-1 (File No. 33-75520)).
    10.19      Form of Credit Agreement, among  JSC, CCA and the  banks parties thereto (incorporated  by reference  to Exhibit  10.18 to  Holdings' Registration  Statement on  Form S-1  (File No.
               33-75520)).
    12.1*      Calculation of Historical Ratios of Earnings to Fixed Charges.
    23.1*      Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 5.1).
    23.2*      Consent of Ernst & Young.
    24.1*      Powers of Attorney.
    25.1*      Statement on Form T-1 of the eligibility of NationsBank of Georgia, National  Association,
               as  Trustee  under  the Series  A  Senior Note  Indenture  and  the Series  B  Senior Note
               Indenture.

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       NO.                                            DESCRIPTION                                           PAGE
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


     (b) ** Financial Statement Schedules:

    Schedule   Amounts Receivable From Related  Parties and Underwriters,  Promoters and Employees  Other
      II*:       than Related Parties
        Schedule V*:      Property, Plant and Equipment
        Schedule VI*:     Accumulated   Depreciation,  Depletion  and  Amortization  of  Property,  Plant  and
                            Equipment
        Schedule VIII*:   Valuation and Qualifying Accounts
        Schedule X*:      Supplementary Income Statement Information



*  Previously filed.



** All other schedules specified under Regulation S-X for the Registrant have been omitted because they are either not applicable, not required or because the information required is included in the Financial Statements of the Registrant or notes thereto.